Exhibit 107

Calculation of Filing Fee Tables

Form S-8

PROCESSA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type(1)	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	10,000,000	(2)	$0.193	$1,930,000	0.00015310	$295.48
Total Offering Amounts						$1,930,000		$295.48
Total Fee Offsets								-
Net Fee Due								$295.48

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (shall be deemed to cover any additional shares of the common stock of Processa Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the Amended and Restated Processa Pharmaceuticals, Inc. 2019 Omnibus Incentive Plan (the “Plan”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of common stock of the Registrant.

(2)	Represents 10,000,000 additional shares of the Registrant’s common stock authorized and reserved for issuance under the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. Such computation is based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on September 19, 2025, a date within five business days of the date of this Registration Statement.